Exhibit 5.2

June 12 2003

Rio Tinto Finance (USA) Limited, 55 Collins Street, Melbourne, Victoria 3001, Australia.

Rio Tinto plc 6 St. James's Square, London SW1Y 4LD

Rio Tinto Limited, 55 Collins Street, Melbourne, Victoria 3001, Australia.

Dear Sirs:

            In connection with the registration under the Securities Act of 1933 (the "Act"), on Form F-3 filed with the Securities and Exchange Commission on the date hereof pursuant to Rule 462(b) under the Act, of debt securities (the "Securities") of Rio Tinto Finance (USA) Limited, a corporation organized under the laws of the State of Victoria, Commonwealth of Australia (the "Issuer"), with an aggregate principal amount of $100,000,000 (or the equivalent thereof in other currencies, currency units or composite currencies) unconditionally guaranteed as to

Rio Tinto Finance (USA) Limited Rio Tinto plc Rio Tinto Limited	-2-

payment of principal, premium, if any, and interest (the "Guarantees") by Rio Tinto plc, a public limited company organized under the laws of England and Wales, and Rio Tinto Limited, a corporation organized under the laws of the State of Victoria, Commonwealth of Australia (together, the "Guarantors"), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
            Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the terms of the Securities and the Guarantees and of the issuance and sale of the Securities and the Guarantees have been duly established in conformity with the Indenture relating to the Securities (the "Indenture") among the Issuer, the Guarantors and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Issuer or the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the

Rio Tinto Finance (USA) Limited Rio Tinto plc Rio Tinto Limited	-3-

Issuer or the Guarantors, and the Securities and the Guarantees have been duly executed and, in the case of the Securities, authenticated, in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities and the Guarantees will constitute valid and legally binding obligations of the Issuer and the Guarantors, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
            In connection with our opinion above, we have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee, (ii) the Indenture has been duly authorized, executed and delivered by the Issuer and the Guarantors insofar as, in the case of the Issuer and Rio Tinto Limited, the laws of Australia are concerned and, in the case of Rio Tinto plc, the laws of England and Wales are concerned and (iii) each of the Issuer and the Guarantors has been duly organized and is an existing company under, in the case of the Issuer and Rio Tinto Limited, the laws of Australia and, in the case of Rio

Rio Tinto Finance (USA) Limited Rio Tinto plc Rio Tinto Limited	-4-

Tinto plc, the laws of England and Wales, assumptions which we have not independently verified.
            We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend on various factors, including which court renders the judgment. In the case of a Security or a Guarantee denominated in a foreign currency, under Section 27 of the New York Judiciary law, a state court in the State of New York rendering a judgment on such Security would be required to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of the entry of the judgment.
            The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of

Rio Tinto Finance (USA) Limited Rio Tinto plc Rio Tinto Limited	-5-

the laws of any other jurisdiction. With respect to all matters of English law, we have, with your approval, relied upon the opinion, dated June 12, 2003 of Charles Lawton, English legal adviser to the Issuer and the Guarantors and with respect to all matters of Australian law, we have relied upon the opinion, dated June 12, 2003, of Allens Arthur Robinson, Australian legal adviser to the Issuer and the Guarantors, which are also filed as Exhibits to the Registration Statement. Our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinions of Charles Lawton and Allens Arthur Robinson.
            Also, we have relied as to certain matters on information obtained from public officials, officers of the Issuer and the Guarantors and other sources believed by us to be responsible, and we have assumed that the signatures on all documents examined by us are genuine, an assumption which we have not independently verified.
            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Debt Securities and Guarantees" in the Prospectus. In giving

Rio Tinto Finance (USA) Limited Rio Tinto plc Rio Tinto Limited	-6-

such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /S/ SULLIVAN & CROMWELL LLP